SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                          (Amendment No.__5__)



                            American List Corporation
              -----------------------------------------------------
                                (Name of Issuer)

                              Common Stock, $.01 par value
            --------------------------------------------------------
                         (Title of Class of Securities)

                                  027258102
           ----------------------------------------------------------
                                 (CUSIP Number)

                Nadine Shaoul, D.H. Blair Investment Banking Corp.
                44 Wall Street, New York, NY  10005 (212) 495-4163
         ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                 Authorized to Receive Notices and Communications)

                             March 8, 1996
          -----------------------------------------------------------
            (Date of Event which Requires FIling of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].


Check the following box if a fee is being paid with this statement [ ].(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


* This Amendment is filed solely to correct an inadvertent omission as to sale
  ----------------------------------------------------------------------------
price per share in Item 5.(c) in the previously filed Schedule 13D, Amendment
------------------------------------------------------------------------------
No. 5.
------

                             Page 1 of 5  pages

CUSIP No.  027258102                 13G                   Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       J. Morton Davis


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   Source of Funds

       No funds were expended.

-------------------------------------------------------------------------------
   5 Check Box if Disclosure of Legal Proceedings is required pursuant to Items 2(d) or 2(e)


-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            921,021
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             921,021
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      921,021
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    20.3%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                    IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  027258102                 13G                   Page 3 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       D.H. Blair Holdings, Inc.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   Source of Funds

       No funds were expended.

-------------------------------------------------------------------------------
   5 Check Box if Disclosure of Legal Proceedings is required pursuant to Items 2(d) or 2(e)


-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             921,021
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       921,021
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      921,021
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    20.3%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                    HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  027258102                 13G           Page 4 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       D.H. Blair Investment Banking Corp.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   Source of Funds

       No funds were expended.

-------------------------------------------------------------------------------
   5 Check Box if Disclosure of Legal Proceedings is required pursuant to Items 2(d) or 2(e)


-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             721,021
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       721,021
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      721,021
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    15.9%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
                    BD

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                            Page 5 of 5 Pages


          J. Morton Davis, D.H. Blair Holdings, Inc. ("Blair Holdings"), D.H. Blair Investment Banking Corp. ("Blair Investment"), (collectively, the "Reporting Parties") hereby amend their statement on Schedule 13D, Amendment No. 5 relating to the common stock, $.01 par value ("shares") of American List Corporation (the "Issuer") to correct an inadvertent omission of sale price per share in Item 5. (c).



Item 5.(c) is hereby amended in its entirety as follows:

          On March 8, 1996, Blair Investment sold 1,200,000 shares at a price of $32.00 per share pursuant to Registration Statement No. 333-00545. No other transactions have been made since the previously filed Schedule 13D, Amendment No. 4, dated February 1, 1996.







                                  SIGNATURES

 After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.




Date:    March 14, 1996                 _____________________________
         New York, New York             J. Morton Davis






                                        D.H. BLAIR HOLDINGS, INC.




Date:    March 14, 1996               by_____________________________
         New York, New York              David Nachamie
                                         Treasurer




                                       D.H. BLAIR INVESTMENT BANKING CORP.




Date:    March 14, 1996                by_____________________________
         New York, New York              David Nachamie
                                         Treasurer